Exhibit 99.1

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc.
www.landstar.com
October 14, 2009	904-398-9400
LANDSTAR SYSTEM REPORTS THIRD QUARTER RESULTS
Jacksonville, FL — Landstar System, Inc. (NASDAQ: LSTR) reported 2009 third quarter net income of $20.1 million, or $0.39 per diluted share, from revenue of $500.7 million. Net income for the 2008 third quarter was $32.8 million, or $0.62 per diluted share, from revenue of $732.8 million. Included in the 2008 third quarter was net income of $1.7 million, or $0.03 per diluted share, from $27.6 million of revenue for bus capacity provided for evacuation assistance related to the storms that impacted the Gulf Coast in September 2008.
Revenue hauled by third-party truck capacity providers in the third quarter of 2009 was $455.9 million, or 91 percent of revenue, compared to $646.7 million, or 88 percent of revenue, in the 2008 third quarter. Included in revenue hauled by third-party truck capacity providers in the 2009 and 2008 third quarters were $12.3 million and $41.9 million, respectively, of fuel surcharges invoiced to customers on revenue hauled by third-party truck brokerage carriers. In the 2009 and 2008 third quarters, the Company also invoiced customers $36.2 million and $92.5 million, respectively, of fuel surcharges that were passed 100 percent to third-party BCO Independent Contractors and excluded from revenue. Revenue hauled by rail, air and ocean cargo carriers was $31.1 million, or 6 percent of revenue, in the 2009 third quarter compared to $49.1 million, or 7 percent of revenue, in the 2008 third quarter.
Revenue in the thirty-nine-week period ended September 26, 2009 was $1.46 billion compared to $2.04 billion for the 2008 thirty-nine-week period. Net income for the thirty-

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nine-week period ended September 26, 2009 was $51.8 million, or $1.00 per diluted share, compared to net income of $86.3 million, or $1.62 per diluted share, for the thirty-nine-week period ended September 27, 2008.
Revenue hauled by third-party truck capacity providers in the 2009 thirty-nine-week period was $1.34 billion, or 91 percent of revenue, compared to $1.84 billion, or 90 percent of revenue, in the 2008 thirty-nine-week period. Included in revenue hauled by third-party truck capacity providers in the 2009 and 2008 thirty-nine week periods were $31.3 million and $109.6 million, respectively, of fuel surcharges invoiced to customers on revenue hauled by third-party truck brokerage carriers. In the 2009 and 2008 thirty-nine week periods, the Company also invoiced customers $87.7 million and $240.6 million, respectively, of fuel surcharges that were passed 100 percent to third-party BCO Independent Contractors and excluded from revenue. Revenue hauled by rail, air and ocean cargo carriers was $92.8 million, or 6 percent of revenue, in the 2009 thirty-nine-week period compared to $146.4 million, or 7 percent of revenue, in the 2008 thirty-nine-week period.
Landstar System, Inc. also announced that its Board of Directors has declared a quarterly dividend of $0.045 per share. The dividend is payable on November 27, 2009 to stockholders of record at the close of business on November 2, 2009. It is the intention of the Board of Directors to continue to pay a quarterly dividend. During the 2009 third quarter, Landstar purchased 516,000 shares of its common stock at a total cost of $17.9 million bringing the total number of common shares purchased during the thirty-nine weeks ended September 26, 2009 to 959,700 shares at a total cost of $31.7 million. Under the Company’s authorized share purchase programs, the Company currently has a total of 2,040,000 shares of its common stock available for purchase.
Trailing twelve month return on average shareholders’ equity remained high at 29 percent and trailing twelve month return on invested capital, net income divided by the sum of average equity plus average debt, was 21 percent.
“In the 2009 third quarter, Landstar’s revenue continued to be negatively impacted by the recession in the domestic and global economies,” said Landstar President and Chief

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Executive Officer Henry Gerkens. “As was the case in the 2009 second quarter, revenue declines were experienced across multiple sectors affecting a broad range of accounts. Notable 2009 third quarter over 2008 third quarter revenue declines continued to be generated from the U.S. Department of Defense as well as with respect to our substitute line haul service offering. On a positive note, revenue generated from the automotive sector began to improve for the first time in a couple of years.
“The number of loads hauled in the 2009 third quarter decreased only 11 percent compared to the 2008 third quarter, an improvement from the 16 percent decline experienced in the 2009 second quarter compared to the 2008 second quarter. The number of loads hauled in the 2009 third quarter increased 1 percent over the 2009 second quarter while the number of loads hauled in the 2008 third quarter was 5 percent lower than the number of loads hauled in the 2008 second quarter. I believe this is a clear indication that the decrease in demand that began during the latter part of the 2008 third quarter will provide for easing volume comparisons into the Company’s 2009 fourth quarter and continuing into 2010.
“Revenue per load began to stabilize during the 2009 third quarter. On a sequential basis, average revenue per load with respect to the Company’s truck transportation services in the 2009 third quarter was approximately equal to the average revenue per load in the 2009 second quarter. The general pricing environment, however, still remains somewhat challenging.
“As a direct result of Landstar’s variable cost business model and other cost reduction actions taken in 2009, Landstar was able to generate an operating profit margin of 6.5 percent, despite the very difficult operating environment. Additionally, Landstar’s net revenue margin, defined as revenue less purchased transportation and commissions to agents divided by revenue, was 17.7 percent, in the 2009 third quarter, up from 14.8 percent in the 2008 third quarter.”
Gerkens continued, “I see a gradually improving overall freight environment, and I believe that the worst is over. I am cautiously optimistic as we close out 2009. The very difficult revenue comparisons to prior year experienced by Landstar throughout 2009

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will continue to ease throughout the 2009 fourth quarter. Based on the current trends, I anticipate 2009 fourth quarter revenue to be similar to the 2009 third quarter revenue and diluted earnings per share to be within a range of $0.37 to $0.42 per diluted share.”
Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 5 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Third Quarter 2009 Earnings Release Conference Call.”
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims; unfavorable development of existing claims; dependence on independent sales agents; dependence on third-party capacity providers; disruptions or failures in our computer systems; a downturn in domestic or international economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2008 fiscal year, described in Item 1A Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.
About Landstar:
Landstar System, Inc. is a non-asset based provider of integrated supply chain solutions. Landstar delivers safe, specialized transportation, warehousing and logistics services to a broad range of customers worldwide utilizing a network of agents, third-

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party capacity owners and employees. All Landstar transportation companies are certified to ISO 9001:2000 quality management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.
(Tables follow)

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Landstar System, Inc. and Subsidiary
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008

Revenue	$1,461,081	$2,039,232	$500,670	$732,753
Investment income	954	2,686	279	817

Costs and expenses:
Purchased transportation	1,090,219	1,573,209	372,328	569,864
Commissions to agents	117,735	153,857	39,484	54,267
Other operating costs	21,749	20,814	6,911	6,874
Insurance and claims	29,056	27,159	10,257	8,125
Selling, general and administrative	99,690	105,457	33,078	34,499
Depreciation and amortization	17,414	15,558	6,213	5,251

Total costs and expenses	1,375,863	1,896,054	468,271	678,880

Operating income	86,172	145,864	32,678	54,690
Interest and debt expense	3,093	5,635	957	1,757

Income before income taxes	83,079	140,229	31,721	52,933
Income taxes	31,466	53,904	11,859	20,116

Net income	51,613	86,325	19,862	32,817
Less: Net loss attributable to the noncontrolling interest	(214)	—	(214)	—

Net income attributable to Landstar System, Inc. and subsidiary	$51,827	$86,325	$20,076	$32,817

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$1.01	$1.64	$0.39	$0.62

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$1.01	$1.62	$0.39	$0.62

Average number of shares outstanding:
Earnings per common share	51,325,000	52,680,000	51,069,000	52,586,000

Diluted earnings per share	51,507,000	53,142,000	51,245,000	53,028,000

Dividends paid per common share	$0.1250	$0.1150	$0.0450	$0.0400

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Landstar System, Inc. and Subsidiary
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	Sep. 26,	Dec. 27,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$68,990	$98,904
Short-term investments	23,706	23,479
Trade accounts receivable, less allowance of $7,190 and $6,230	258,565	315,065
Other receivables, including advances to independent contractors, less allowance of $4,808 and $4,298	9,978	10,083
Deferred income taxes and other current assets	26,627	27,871

Total current assets	387,866	475,402

Operating property, less accumulated depreciation and amortization of $119,890 and $106,635	122,297	124,178
Goodwill	57,297	31,134
Other assets	50,284	32,816

Total assets	$617,744	$663,530

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$21,219	$32,065
Accounts payable	110,029	105,882
Current maturities of long-term debt	25,988	24,693
Insurance claims	26,039	23,545
Accrued income taxes	12,456	12,239
Other current liabilities	33,941	38,161

Total current liabilities	229,672	236,585

Long-term debt, excluding current maturities	49,053	111,752
Insurance claims	35,667	38,278
Deferred income taxes	28,307	23,779

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 66,192,767 and 66,109,547 shares	662	661
Additional paid-in capital	159,581	154,533
Retained earnings	749,739	704,331
Cost of 15,357,268 and 14,424,887 shares of common stock in treasury	(636,349)	(605,828)
Accumulated other comprehensive gain (loss)	251	(561)

Total Landstar System, Inc. and subsidiary shareholders’ equity	273,884	253,136

Noncontrolling interest	1,161	—

Total shareholders’ equity	275,045	253,136

Total liabilities and shareholders’ equity	$617,744	$663,530

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Landstar System, Inc. and Subsidiary
Supplemental Information
(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008
Revenue generated through (in thousands):
Business Capacity Owners (1)	$840,391	$1,070,982	$289,726	$370,787
Truck Brokerage Carriers	495,661	766,262	166,182	275,928
Rail intermodal	57,094	106,936	20,366	35,338
Ocean cargo carriers	25,459	29,329	7,941	11,109
Air cargo carriers	10,259	10,135	2,751	2,686
Other (2)	32,217	55,588	13,704	36,905

	$1,461,081	$2,039,232	$500,670	$732,753

Number of loads:
Business Capacity Owners (1)	561,840	638,330	196,840	209,250
Truck Brokerage Carriers	363,000	435,250	122,980	146,280
Rail intermodal	28,600	45,610	10,310	14,610
Ocean cargo carriers	3,920	3,990	1,330	1,400
Air cargo carriers	6,440	5,520	1,340	1,650

	963,800	1,128,700	332,800	373,190

Revenue per load:
Business Capacity Owners (1)	$1,496	$1,678	$1,472	$1,772
Truck Brokerage Carriers	1,365	1,761	1,351	1,886
Rail intermodal	1,996	2,345	1,975	2,419
Ocean cargo carriers	6,495	7,351	5,971	7,935
Air cargo carriers	1,593	1,836	2,053	1,628

	September 26,	September 27,
	2009	2008
Truck Capacity
Business Capacity Owners (1) (3)	8,070	8,363

Truck Brokerage Carriers:
Approved and active (4)	14,541	16,400
Approved	10,576	9,120

	25,117	25,520

Total available truck capacity providers	33,187	33,883

Agent Locations	1,403	1,403

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Includes premium revenue generated by the insurance segment and warehousing and supply chain solutions revenue generated by the transportation logistics segment. Also, included in the 2008 thirty-nine-week and thirteen-week periods was $27,638 of revenue for bus capacity provided for evacuation assistance related to the storms that impacted the Gulf Coast in the third quarter of 2008.

(3)	Trucks provided by Business Capacity Owners were 8,655 and 8,949 at September 26, 2009 and September 27, 2008, respectively.

(4)	Active refers to Truck Brokerage Carriers who have moved at least one load in the past 180 days.